Exhibit 99.1

SoftBank’s LDH Growth Corp I Announces Pricing of $200 Million Initial Public Offering

MIAMI, FL, March 18, 2021 -- LDH Growth Corp I (“LDH” or the “Company”) announced today the pricing of its initial public offering of 20,000,000 units at $10.00 per unit. The units will be listed on the Nasdaq Capital Market (“Nasdaq”) in the United States and trade under the ticker symbol “LDHA.U” beginning on March 19, 2021.

Each unit offered for sale consists of 1 share of the Company’s Class A common stock and one-fifth of a redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of the Company’s Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on the Nasdaq under the symbols “LDHA” and “LDHA.W”, respectively. The offering is expected to close on March 23, 2021, subject to customary closing conditions.

Citigroup and J.P. Morgan are serving as joint book-running managers for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by telephone at +1 (800) 831-9146 and J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at +1 (866) 803-9204, or by email at prospectus-eq_fi@jpmchase.com.

A registration statement relating to the securities has been declared effective by the Securities and Exchange Commission (“SEC”) on March 18, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities issued by LDH, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds thereof. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

About LDH Growth Corp I

LDH Growth Corp I is a special purpose acquisition company sponsored by a SoftBank Group Corp. affiliate and was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more high-growth businesses in the technology sector in the Latin American (“LatAm”) region. The Company is led by Marcelo Claure, the CEO of SoftBank Group International (“SBGI”) and the COO of SoftBank Group Corp.

Contacts
Sarah Lubman
+1 (650) 784-5596
sarah.lubman@softbank.com